Exhibit 99.1

For Immediate Release	Media Contact:	Investor Contact:
January 13, 2009	Erin Emlock	Patrick Flanigan
	(617) 768-6923	(617) 768-6563

Genzyme Reports Strong Fourth-Quarter and 2008 Revenue Growth

Provides Outlook for Sustainable Growth Through 2011 and Beyond

CAMBRIDGE, Mass. – Genzyme Corp. (NASDAQ: GENZ) announced today that revenue rose 13 percent in the fourth quarter of 2008 and 21 percent for the year.  Fourth quarter estimated revenues were $1.17 billion, reflecting an approximate negative $39 million impact of foreign exchange, compared with $1.04 billion in the same period in 2007.  For the year, revenue grew to $4.6 billion from $3.8 billion in 2007.  Genzyme expects fourth quarter non-GAAP earnings per diluted share of between $1.01 and $1.04.

Genzyme reported these and other preliminary, unaudited figures in conjunction with a presentation by Chairman and Chief Executive Officer Henri A. Termeer at the JPMorgan 27th Annual Healthcare Conference in San Francisco.  The company will report full financial results for 2008 on February 11.

“We made great progress during 2008 in a number of areas,” said Mr. Termeer.  “We delivered strong financial results, continued to grow our existing products, secured new product approvals, advanced pivotal clinical trials, and significantly strengthened our late-stage pipeline.”

Mr. Termeer today detailed Genzyme’s outlook for continued strong growth in 2009 and the catalysts that will drive near and long-term momentum.  This year, the company expects to:

•                  Obtain regulatory approvals for larger-scale production of Myozyme® (alglucosidase alfa), which will help enable Genzyme to meet the rapidly increasing demand for the treatment, and provide capacity for the realization of the product’s significant long-term potential.

•                  Launch Mozobil® (plerixafor injection) in the United States and Europe, and Clolar® (clofarabine) for adult acute myelogenous leukemia in the United States, substantially expanding the company’s hematologic oncology presence.

•                  Launch Synvisc-One™ in the United States, the largest potential market for the product.

•                  Obtain U.S. approval of a label expansion for Renvela® (sevelamer carbonate) to include the treatment of patients with chronic kidney disease who are not on dialysis, as well as E.U. approval of the treatment, significantly increasing the product’s market size and long-term growth potential.

•                  Move key late-stage products forward by completing a pivotal study of mipomersen in homozygous familial hypercholesterolemia; advancing pivotal studies of alemtuzumab for MS; initiating pivotal studies of an oral therapy for Gaucher disease; and advancing late-stage studies of Prochymal for graft vs. host disease and PTC124 for Duchenne muscular dystrophy

Delivering Sustainable Growth

Genzyme is on track to meet its goal of 20 percent compound average non-GAAP earnings growth from 2006 through 2011.  For 2009, the company expects non-GAAP earnings to increase to approximately $4.70 per diluted share.  Revenues for 2009 are expected to be between $5.2 and $5.4 billion.  Non-GAAP earnings are projected to rise to approximately $7.00 per diluted share by 2011, and revenue that year is expected to reach $7 billion.  Genzyme expects a total of 16 new regulatory approvals from 2009 through 2012, which will contribute to the company’s growth beyond 2011.

Genzyme currently has 12 number one products and has built its leadership role by pioneering a patient-focused, personalized medicine approach.  This begins with clearly identified patient populations that have serious unmet medical needs, combined with the development of effective therapeutics, resulting in high-value products that become the standard of care.

The company has built a broad global infrastructure, with its products available in approximately 100 countries, 17 manufacturing sites in 9 countries, and more than 50 percent of its revenues coming from outside the United States.  The geographic diversification of Genzyme’s commercial and manufacturing operations provides competitive advantages and enables the company to manage the impact of exchange rate fluctuations.  Genzyme has no debt and generates more than $1 billion in cash annually.  The company utilizes this cash flow to make substantial investments in its global infrastructure, to repurchase shares and to complete strategic transactions.

2008 Performance & Long-Term Business Outlook

The Genetic Disease segment has formed the core of Genzyme’s business to date, and the growth potential for this segment remains strong.  Genzyme expects sales of enzyme replacement therapy products to grow at a compound average of approximately 15 percent over the five-year period from 2006-2011.  At the same time, the emerging franchises of Genzyme’s portfolio are expected to make an increasingly greater contribution to the company’s growth, underscoring the beneficial impact of diversification.  Revenue from these emerging franchises is expected to grow at a compound average of approximately 19 percent from 2006-2011.

Genetic Diseases

Genzyme’s Genetic Disease segment grew 26 percent in 2008 to $2.2 billion from $1.8 billion in 2007.  Over the longer term, peak revenues for this segment are expected to approximately double to $4 billion.  Genzyme continues to expand upon its leadership position in the treatment of lysosomal storage disorders.  Within this field, the company has successfully introduced four enzyme replacement therapies globally.  The recent launch of Myozyme has been the strongest product launch in the company’s history.  Myozyme fourth-quarter revenue increased to $75 million, 20 percent greater than revenue of $62 million in the same period last year.  During the fourth quarter revenue was impacted because Genzyme did not promote the product in the United States due to the delay in approval for 2000 L bioreactor scale production.  Myozyme sales in 2008 reached $296 million compared with sales of $201 million in 2007.

Genzyme currently has U.S. approval to sell Myozyme produced at the 160 L scale; approval of 2000 L scale production is needed to provide broader access to treatment for U.S. patients with late-onset Pompe disease.  In October, an FDA advisory committed affirmed by a vote of 16-1 that the clinical effectiveness of Myozyme produced at this scale had been established, and Genzyme expects FDA action on its BLA by February 28.  The product will be called Lumizyme™ (alglucosidase alfa).

On December 22, Genzyme submitted an application to the European Medicines Evaluation Agency seeking approval to produce Myozyme at the 4000 L scale at its manufacturing facility in Geel, Belgium. The 4000 L manufacturing process is expected to provide adequate supply to meet the strong global demand for Myozyme for the foreseeable future.  Under the standard review process, action by the European Commission would be expected in April.  Genzyme has requested expedited review of its application.  The company anticipates filing for U.S. approval for the 4000 L manufacturing process during the first half of this year.  From January through April of this year, inventory levels are expected to be so tight that there is a risk of delays in order fulfillment and consequent potential interruptions in therapy.  Genzyme participated in a series of meetings with a group of stakeholders from the Pompe medical community to develop guidance to optimally manage the existing product supply until the 4000 L manufacturing process is approved in Europe.  All stakeholders are working toward a goal of safeguarding Myozyme supply for infants and children.

Fourth-quarter sales of Fabrazyme® (agalsidase beta) were $126 million, up 10 percent from $115 million in the same quarter a year ago.  For the year, sales grew 17 percent to $494 million, compared with $424 million in the previous year.  Genzyme recently began enrollment in the post-marketing FIELD study of Fabrazyme, which is exploring additional dosing options that may facilitate earlier treatment of Fabry disease.

Fourth-quarter sales of Cerezyme® (imiglucerase for injection) were $305 million, compared with sales of $300 million in the fourth quarter a year ago.  For the year, sales were $1.2 billion, compared with $1.1 billion the year before.  During the first half of 2009, the company expects to begin two phase 3 studies of the small molecule Genz-112638 for Gaucher disease.  Final results from the open-label phase 2 study of the compound are expected to be available early this year.  Preliminary results from an interim analysis were consistent with those observed for patients beginning enzyme replacement therapy, and they highlight the potential of this compound.

Sales of Aldurazyme® (laronidase) were $38 million in the fourth quarter, compared with $35 million in the same quarter a year ago.  For the year, Aldurazyme sales were $152 million, 23 percent greater than sales of $123 million in the previous year.  Sales of Aldurazyme in 2007 were booked within the joint venture with BioMarin Pharmaceutical Inc.

Cardiometabolic & Renal

Genzyme’s Cardiometabolic and Renal segment generated revenue of $956 million in 2008, a 15 percent increase over $833 million in 2007, and is on track to generate approximately $1.4 billion annually by 2011.  Key drivers will include the sustained growth of the company’s sevelamer therapies Renagel® (sevelamer hydrochloride) and Renvela.  The increasing use of these products globally and the anticipated expansion of Renvela’s U.S. indication to include the treatment of patients with chronic kidney disease who are not on dialysis are expected to act as principal catalysts for this growth.

Fourth-quarter sales of sevelamer were $169 million, compared with $166 million in the previous fourth quarter.  For the year, sales increased 13 percent to $678 million, compared with $603 million the year before.  Sales of Hectorol® (doxercalciferol capsules and injection) were $34 million in the fourth quarter compared with $30 million in the same period the previous year.  Hectorol sales increased 11 percent in 2008 to $128 million, compared with $116 million the year before.

Genzyme has filed an IND for an advanced phosphate binder (APB) and expects to begin a phase 2/3 trial this year.  The APB is designed to more effectively bind phosphate for a substantial improvement in potency over existing therapies while maintaining all of the benefits of sevelamer.  In addition, Genzyme plans in 2009 to work with physicians to transition all remaining U.S. Renagel patients to Renvela, with the goal of completing the transition by the fourth quarter.

The increasing use of Thyrogen® (thyrotropin alfa for injection) in thyroid remnant ablation procedures is also expected to be a key driver of growth in this segment.  Sales of Thyrogen grew 20 percent in the fourth quarter to $37 million, compared with $31 million in the period a year ago.  For the year, Thyrogen revenue grew 31 percent to $149 million, up from $114 million the year before.

Hematologic Oncology

Genzyme’s Hematologic Oncology segment revenues grew 52 percent in 2008 to $117 million from $77 million in 2007.  During the fourth quarter, the segment’s revenues grew 59 percent to $36 million from $23 million in the same period the previous year.  The segment is expected to contribute more than $600 million annually by 2011, with growth driven by the introduction of new products, additional indications for existing products, and global expansion.  The FDA last month approved Mozobil, a product intended to prepare patients with non-Hodgkin’s lymphoma and multiple myeloma for autologus stem-cell transplants.  Genzyme anticipates that the product will become an integral part of the treatment regimen for stem-cell transplantation because of the clinical and economic benefits it offers to patients, physicians and transplant centers.

E.U. approval of Mozobil is expected in the second half of 2009, and additional applications in up to 60 countries are planned.  Peak sales in the transplant setting are expected to reach $400 million annually.  Genzyme is commercializing Mozobil through a specialized sales force focused on hematological transplant centers.  This team will receive support from the company’s oncology sales force.  In addition, Genzyme believes Mozobil may have broad application outside its current indication in both the transplant and oncology settings.

The Hematologic Oncology segment’s long-term growth is also expected to be driven by the use of Clolar® (clofarabine) as a first-line therapy for adult acute myeloid leukemia (AML).  The company filed for FDA approval of this indication in November and has requested priority review of its application.  If granted, Clolar could be approved for this indication in the first half of 2009.  Clolar is currently approved in the United States and Europe for the treatment of acute lymphoblastic leukemia (ALL) in relapsed and refractory pediatric patients, and it is now a standard of care in this setting.  Genzyme is also developing clofarabine for other indications, and estimates the product’s peak annual sales will be approximately $600 million.  The growing use of Campath® (alemtuzumab) as a first-line treatment for B-cell chronic lymphocytic leukemia will also be a driver of long-term growth in this area.

Biosurgery

Genzyme’s Biosurgery segment grew 15 percent to $491 million in 2008 compared to $427 in 2007 and is expected to generate annual sales approaching $1 billion by 2011.  The growth of this segment will be driven by the single-injection regimen Synvisc-One, which has the potential to redefine the market for viscosupplementation products and expand the benefits of this therapeutic approach to a broader set of patients by reducing the cost and burden of multiple injections.  Synvisc-One was approved in the European Union in December 2007.  Last month, the FDA’s Orthopaedic and Rehabilitation Devices Advisory Committee voted unanimously in favor of approval without conditions of Synvisc-One, and action on a marketing application is expected soon.  Fourth-quarter sales of Synvisc® (hylan G-F 20) were $69 million, compared with sales of $63 million in the same quarter a year ago.  For the year, Synvisc sales were $263 million, compared with $242 million in the previous year.

Also driving the growth of the Biosurgery segment is the Sepra® family of products.  Sales of Sepra products rose 21 percent to $36 million in the fourth quarter, up from $30 million in last year’s fourth quarter.  For the year, sales rose 29 percent to $134 million compared with $104 million in the previous year.  This growth reflects the increasing use of Seprafilm® adhesion barrier in larger markets such as C-section and other gynecologic procedures.

Other Revenues

Other revenues now include the company’s Transplant, Genetics and Diagnostics franchises.  Genzyme’s Genetics and Diagnostics franchises together generated $478 million in 2008, a 16 percent increase over $411 million in 2007, and are expected to generate revenue of nearly $700 million annually by 2011.  This will be driven primarily by growth in Genzyme Genetics’ oncology and reproductive testing services.  This franchise is also playing an important role in the development of personalized medicine tests, which are designed to provide physicians and patients with critical information to help determine how patients are likely to respond to targeted therapies, to improve outcomes and reduce the cost of care.  In the fourth quarter, Genetics and Diagnostics revenue rose 14 percent to $125 million, compared with $109 million in the prior fourth quarter.

Fourth-quarter sales of Thymoglobulin® (anti-thymocyte globulin, rabbit) and Lymphoglobuline® (Anti-thymocyte Globulin [Equine]) were $48 million, compared with $44 million during the same quarter last year.  For the year, sales were $183 million, 10 percent greater than $166 million in the previous year, driven by continued global expansion of the product.  Construction is underway on a new manufacturing plant for Thymoglobulin in France to meet the anticipated long-term demand for the product.   Regulatory approvals of the facility are expected beginning in 2010, and production at the plant is expected to begin in 2011.

Late Stage Pipeline

Genzyme is investing in the development of new therapeutic products to address major unmet medical needs and support the company’s growth beyond 2011.  The company continues to build its pipeline through both internal research and licensing and acquisitions, focusing on product candidates with the potential to change the standard of care for serious diseases.  The company’s pipeline is concentrated on programs in mid- to late-stage development and includes seven major late-stage programs.  Key programs include:

Alemtuzumab

Genzyme continues to enroll patients in two phase 3 trials of alemtuzumab, which has the potential to become a new standard of care in the treatment of multiple sclerosis.   The company expects to complete enrollment in one of the studies by the middle of this year, which includes previously untreated patients.   Enrollment is ongoing in the other study, which involves treatment-experienced patients.  Data are expected to be available in 2011, and approval is expected in 2012.

Final results from the phase 2 CAMMS 223 study comparing alemtuzumab with Rebif® (interferon beta-1a) for the treatment of relapsing-remitting multiple sclerosis were published in New England Journal of Medicine in October.  The results showed that patients taking once-yearly cycles of alemtuzumab reduced their risk of relapse by 74 percent and the risk of sustained accumulation of disability by 71 percent compared to patients treated with Rebif.  The mean disability of patients on alemtuzumab improved from baseline, whereas the mean disability of those on Rebif worsened.

Publication of the study results underscores the potential of alemtuzumab for patients with MS and should support enrollment in the two ongoing phase 3 studies.  Alemtuzmab is administered in one multi-day cycle per year, which may offer a significantly more convenient option for patients who currently manage multiple injections each week.  Genzyme believes that alemtuzumab has the potential to be the best therapy in a market for MS drugs that is projected to reach $8-9 billion annually by 2012.

Mipomersen

Genzyme and Isis Pharmaceuticals Inc. formed a collaboration last year to develop and commercialize the novel lipid-lowering drug mipomersen for patients with high cholesterol who are at high risk of cardiovascular disease.  The companies have completed enrollment in a phase 3 trial involving patients with homozygous familial hypercholesterolemia, a genetic disorder that causes exceptionally high levels of LDL cholesterol.  Top-line data are expected in mid-2009, the submission of a U.S. marketing application for this indication is anticipated during the second half of 2010, and the first approval is expected in 2011.

During the past year, the companies have also started three late-stage clinical trials of mipomersen, and a fourth is currently screening patients.  Data from the four new studies of mipomersen will continue to build the body of clinical evidence around the treatment’s value in managing LDL-C.  Data are expected to be available before the beginning of an outcome study of mipomersen, and will help inform that trial’s design.  The study, anticipated to begin in mid-2010, is intended to support potential expansion of mipomersen’s label to include a broader group of at-risk, high cholesterol patients.

Prochymal

Genzyme and Osiris Therapeutics Inc. formed a collaboration in 2008 to develop and commercialize the adult stem cell treatment Prochymal, which holds significant potential to treat a wide range of diseases.  Genzyme will market the product outside the United States and Canada.  The product is designed to provide therapeutic benefit by controlling inflammation, promoting tissue regeneration, and preventing scar formation.

Data from phase 3 studies of Prochymal in graft vs. host disease (GvHD) and Crohn’s disease are expected in 2009, and Osiris also expects to seek FDA approval for the GvHD indication this year.  The collaboration will leverage Osiris’ leadership position developing novel stem cell therapies, and Genzyme’s regulatory and marketing infrastructure outside of the United States, as well as its expertise commercializing cell therapies.

PTC124

Genzyme and PTC Therapeutics Inc. formed a collaboration last year to develop and commercialize PTC124, a novel oral therapy for the treatment of genetic disorders due to nonsense mutations, which is potentially applicable to hundreds of diseases.  Genzyme will market the product outside the United States and Canada.  A pivotal phase 2b trial of PTC124 in Duchenne muscular dystrophy (DMD) is underway, and a trial in cystic fibrosis (CF) is expected to begin during the first half of this year.

In its collaboration with PTC, Genzyme will draw on its expertise in genetic disorders and its strong regulatory, manufacturing and marketing infrastructure outside of the United States.  Genzyme has extensive experience with cystic fibrosis, having conducted more than six clinical trials among CF patients.  In the field of DMD, Genzyme’s experience with Myozyme will be directly applicable as patients with both diseases are treated by the same specialist physicians.

About Genzyme

One of the world’s leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases.  Since 1981, the company has grown from a small start-up to a diversified enterprise with more than 10,000 employees in locations spanning the globe and 2008 revenues of $4.6 billion.  In 2007, Genzyme was chosen to receive the National Medal of Technology, the highest honor awarded by the President of the United States for technological innovation.

With many established products and services helping patients in nearly 90 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences.  The company’s products and services are focused on rare inherited disorders, kidney disease, orthopaedics, cancer, transplant and immune disease, and diagnostic testing.  Genzyme’s commitment to innovation continues today with a substantial development program focused on these fields, as well as cardiovascular disease, neurodegenerative diseases, and other areas of unmet medical need.

This press release contains forward-looking statements regarding Genzyme financial outlook and business plans and strategies, including without limitation: its anticipated Q4 2009 EPS; its EPS CAGR from 2006-2011; its 2008 and 2011 EPS guidance; its expectations regarding Myozyme/Lumizyme 2000L and 4000L regulatory actions and the timing thereof, as well as its assessment of product supply constraints; its expectation for 16 new regulatory approvals through 2012; its projected 2009 and 2011 revenues; its revenue projections for certain businesses and products, including its Genetic Diseases, Cardiometabolic & Renal, Hematologic Oncology, Biosurgery, Genetics & Diagnostics and Transplant businesses, as well as the anticipated drivers of such revenue growth; its plans to seek regulatory approvals of existing products for use in new indications, including Renvela, alemtuzumab and Clolar, the timetables therefore and the estimated market potential of such products; its plans and estimated timetables for new and next-generation clinical trials, product approvals and launches, including for Mozobil, Clolar, Synvisc-One, mipomersen, Genz-112638, APB, Prochymal, and PTC-124; its assessment of the potential of certain product candidates, including alemtuzumab-MS and mipomersen; its 2008 unaudited revenue estimates; and its expectations regarding receipt of approvals and commencement of production of Thymoglobulin at its facility in France.  These statements are subject to risks and uncertainties that could cause actual results to differ materially from those forecasted. These risks and uncertainties include, among others: Genzyme’s ability to successfully complete preclinical and clinical development of its products; Genzyme’s ability to expand the use of current products in existing and new indications; Genzyme’s ability to obtain and maintain regulatory approvals for products and manufacturing processes and facilities, including the larger-scale production of Myozyme and the timing of receipt of such approvals; Genzyme’s ability to manufacture products and product candidates in a timely and cost effective manner and in sufficient quantities to meet demand; Genzyme’s ability to maintain and enforce intellectual property rights; Genzyme’s ability to successfully identify and market to new patients; the scope of third-party reimbursement coverage for Genzyme’s products and services; and the risks and uncertainties described in Genzyme’s SEC reports filed under the Securities Exchange Act of 1934, including the factors discussed under the caption “Risk Factors” in Genzyme’s Quarterly Report on Form 10-Q for the period ended September 30, 2008. Genzyme cautions investors not to place substantial reliance on the forward-looking statements contained in this press release. These statements speak only as of today’s date and Genzyme undertakes no obligation to update or revise the statements.

Genzyme®, Myozyme®, Fabrazyme®, Cerezyme®, Thyrogen®, Renagel®, Renvela®, Hectorol®, Thymoglobulin®, Lymphoglobuline®, Synvisc®, Sepra®, Seprafilm®, Mozobil®, Campath® and Clolar® are registered trademarks and Synvisc-One™ and Lumizyme™ are trademarks of Genzyme Corporation or its subsidiaries.  Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC.  All rights reserved.

Genzyme’s press releases and other company information are available at www.genzyme.com and by calling Genzyme’s investor information line at 1-800-905-4369 within the United States or 1-678-999-4572 outside the United States.

Webcast Information

Mr. Termeer’s presentation will be Webcast live at 12:00 p.m. Eastern Time on the investor events section of www.genzyme.com.  A replay of the presentation will be available immediately and will be accessible until January 20, 2009.

Upcoming Events

On February 11, 2009, Genzyme will report its financial results for the fourth quarter of 2008 and financial guidance for 2009.   There will be a conference call at 11:00 a.m. Eastern.   To participate in the call, please dial 773-799-3828 and refer to pass code “Genzyme.”  A replay of this call will be available by dialing 402-998-1342.  This call will also be Webcast live on the investor events section of www.genzyme.com.  Replays of the call and the Webcast will be available until midnight on February 18, 2009.

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